Exhibit 10.11

MASTER SURFACE USE AGREEMENT

This Master Surface Use Agreement (this “Agreement”) is made and entered into this 1st day of July 2026 (the “Effective Date”), by and between US Land Guild, LLC, whose address is 1751 River Run, Suite 405, Fort Worth, TX 76107, (“Surface Owner”) and Blackbeard Operating, LLC, whose address is 300 N. Loraine, Suite 300, Midland, Texas 79701 (“Operator”). Together Operator and Surface Owner will hereinafter be referred to at times as the “Parties”.

WHEREAS, reference is hereby made to the following described lands (the “Lands):

See Exhibit “A”

WHEREAS, Surface Owner is the owner of the surface estate in and to the Lands; and,

WHEREAS, Operator is the owner and holder of certain oil and gas leases and/or may become the owner of oil and gas leases and/or other mineral interests within the Lands;

WHEREAS, Operator desires to use the surface of the Lands as may be necessary, convenient, and/or incidental to Operator’s oil and gas operations and activities, and Surface Owner is agreeable to such use of the surface estate of said Lands as herein set forth below;

WHEREAS, with respect to Operator’s use of the surface of the Lands pursuant to this Agreement, Operator and Surface Owner’s desire to agree to the compensation to be paid by Operator to Surface Owner for such use, damages, and disturbance to the Lands;

NOW THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Surface Owner does hereby grant, lease, and let unto Operator the right to use the surface estate of the Lands as may be necessary, convenient, and/or incidental solely to Operator’s oil and gas operations and activities on the Lands pursuant to the following terms and conditions:

1.	Term. This Agreement shall remain in effect as to all terms for a period of ten (10) years from the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, this agreement shall continue in effect for successive one (1) year periods, (each a “Renewal Term”) unless terminated by either party by providing written notice 90 days prior to the expiration of the Initial Term, or ninety (90) days prior to the expiration of a Renewal Term. Notwithstanding the foregoing, any lines or facilities previously laid or installed by Operator on the Lands may remain in place in accordance with the other terms of this Agreement, and Operator shall have the rights and obligations set forth herein with respect to the removal, maintenance, or abandonment of such lines or facilities after termination.

2.	Rights. The rights of the Parties shall be governed by this Agreement. The rights granted herein shall not give Operator the right to use the surface of the Lands for any purpose that benefits or is any part of any operations outside the confines of the Lands.

3.	Drilling Sites. Operator shall have the right to construct and operate one or more drilling sites on the Lands (each a “Drilling Site”), each limited in size according to the Rate and Damage Schedule attached hereto as Exhibit “B” and located in mutually agreed locations. Operator shall have the right to use each Drilling Site for drilling, completing, operating, and producing oil and gas wells, whether drilled horizontally, directionally, vertically, and all other operations associated therewith. Operator shall provide notice and compensation to Surface Owner in accordance with the terms described in Paragraph 12, below; said notice shall include information sufficient to calculate reasonably accurate compensation amounts for the commenced activity in accordance with Exhibit “B”.

4.	Frac Pond. Operator shall have the right to construct and operate one or more frac ponds (each a “Frac Pond”). Operator shall have the right to use each Frac Pond for the purposes of receiving, storing, and supplying water for Operator’s drilling, completion, and other operations on the lands. Concurrently with the execution of this Agreement, Surface Owner and Operator shall execute a Facility Site Lease Agreement governing the rights and obligations between the Parties for any existing Frac Pond that is not already subject to an existing Facility Site Lease Agreement. Prior to constructing any new Frac Pond on the Lands, the Operator and Surface Owner shall execute a site-specific Facility Site Lease Agreement on a form that is substantially identical to the agreement executed by the Parties for existing Frac Ponds.

5.	Recycling Facility. Operator shall have the right to construct and operate one or more commercial water recycling facilities, and to construct and/or install any equipment, facilities and/or appurtenances necessary or useful to such recycling facility on the Lands, limited to covering no more than ten (10) acres in area, at a location mutually agreed upon by Surface Owner and Operator (any such facility and related equipment and appurtenances, collectively, a “Recycling Facility,” and such right to construct and operate any Recycling Facility, the “Recycling Right”). Prior to constructing any new Recycling Facility on the Lands, the Operator and Surface Owner shall execute a site-specific Facility Site Lease Agreement on a form that is mutually agreed to by the Parties and that provides for compensation for damages that is equal to the amounts depicted on the Rate and Damage Schedule attached hereto as Exhibit “B”.

6.	Central Tank Battery Sites. Operator shall have the right to construct, install, maintain, and operate one or more central tank battery sites and all necessary facilities and equipment associated therewith (each a “Central Tank Battery Site”) on the Lands, limited to covering no more than six (6) acres in area at a mutually agreed location. Operator shall have the right to use the Central Tank Battery Site to receive, separate, handle, store, pump, compress, and market oil, gas, and substances. Operator shall provide notice and compensation to Surface Owner in accordance with the terms described in Paragraph 12, below; said notice shall include information sufficient to calculate reasonably accurate compensation amounts for the commenced activity in accordance with Exhibit “B”.

7.	Water Wells. Operator shall have the right to drill, produce, or operate any water wells on the Lands where Surface Owner owns the rights to the fresh water. Operator shall provide notice and compensation to Surface Owner in accordance with the terms described in Paragraph 12, below; said notice shall include information sufficient to calculate reasonably accurate compensation amounts for the commenced activity in accordance with Exhibit “B”.

8.	Electric Lines. Operator shall have the right, at its option and its sole cost and expense, to install, operate, maintain, service, repair, replace, and remove electric lines in connection with its operations. Operator shall provide notice and compensation to Surface Owner in accordance with the terms described in Paragraph 12, below; said notice shall include information sufficient to calculate reasonably accurate compensation amounts for the commenced activity in accordance with Exhibit “B”.

9.	Flowlines. Operator shall have the right to lay, install, operate, inspect, maintain, service, repair, replace, dismantle, and remove flowlines, limited to lines with diameter no greater than twelve inches (12”) and all associated fixtures and appurtenances deemed necessary, convenient or desirable by Operator in connection with its use of any Frac Pond, Drilling Site, Central Tank Battery Site, Water Wells, or other operations and activities. Prior to constructing a Pipeline with diameter greater than twelve inches (12”) on the Lands, the Operator and Surface Owner shall execute a Pipeline Easement Agreement on a form that is mutually agreed to by the Parties. Operator shall provide notice and compensation to Surface Owner in accordance with the terms described in Paragraph 12, below; said notice shall include information sufficient to calculate reasonably accurate compensation amounts for the commenced activity in accordance with Exhibit “B”.

10.	Access Roads. Operator agrees to use existing public road access points for its operations on the Lands for the purposes of enjoying the uses contemplated in this Agreement. In addition to the foregoing, Operator shall have the right of ingress and egress and the right to build, construct, and maintain new access roads over and across the Lands to provide access to support its operations, including but not limited to, access to each Drilling Site, Central Tank Battery Site, Water Wells, and any Frac Pond. Operator shall provide notice and compensation to Surface Owner in accordance with the terms described in Paragraph 12, below; said notice shall include information sufficient to calculate reasonably accurate compensation amounts for the commenced activity in accordance with Exhibit “B”.

11.	Use of Caliche. Operator shall have no right to bring in off-lease caliche or crushed rock onto the Lands. Operator shall be required to purchase and use caliche and crushed rock from the Lands for its construction of roads, Drilling Sites, Central Tank Battery Sites, Water Wells, and for other uses in connection with its operations upon the Lands. Concurrently with the execution of this Agreement, Surface Owner and Operator shall execute a Caliche and Crushed Rock Excavation Agreement governing the compensation, rights and obligations between the Parties regarding Operators use of caliche and crushed rock on the Lands.

12.	Notice of Activities and Compensation. For the rights granted to Operator on the Lands for any of the purposes set forth in this Agreement and occurring at any time after the Effective Date, Operator shall pay Surface Owner compensation for such use in an amount equal to the applicable amount set forth in the Rate and Damage Schedule attached hereto as Exhibit “B”. Within five (5) business days following the end of each calendar month, Operator shall provide written notice to Surface Owner summarizing the activities conducted on the Lands during the immediately preceding month. Such notice shall state the total amount due to Surface Owner for such activities and shall include sufficient detail to allow Surface Owner to reasonably verify the activities reported against the applicable categories and rates set forth in the Rate and Damage Schedule. Operator shall remit payment to Surface Owner in the amount reflected in the notice within sixty (60) days following the end of such calendar month. Notwithstanding anything herein to the contrary, the timely payment of compensation is a condition of this Agreement and so long as the compensation for the contemplated use does not deviate from the actual use by an amount that is greater than 10%, the compensation paid shall require no adjustments to account for the discrepancy within the 10% tolerance; In the event of a material discrepancy, Operator agrees to notify Surface Owner of the discrepancy and issue a true-up payment equal to the difference between the contemplated activity and/or use and the actual activity and/or use, multiplied by the applicable rate or damage amount. For the avoidance of doubt, a “Material Discrepancy” shall be defined as an underpayment of compensation by Operator to Surface Owner that exceeds the 10% permitted tolerance. Commencing on the second (2nd) anniversary of the Effective Date of this Agreement, and on each anniversary thereafter, the Consideration set forth on Exhibit “B” shall be adjusted upward only, if applicable, by the percentage increase in the CPI, if any, measured from the CPI published immediately prior to the commencement of the preceding twelve (12)-month period to the CPI published immediately prior to the end of such period; provided, however, that in no event shall any such annual CPI adjustment exceed 5% for any single adjustment period. In the event the CPI has not increased during such period, no adjustment shall be made, and the Consideration shall remain unchanged. As used herein, “CPI” means the Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average (1982-84 = 100), “All Items,” Houston, Texas, as published by the Bureau of Labor Statistics of the United States Department of Labor.

13.	Surface Restoration. Except for existing and newly constructed roads, within six (6) months after Operator permanently stops using a facility operated by it on the Lands, Operator will, upon Surface Owner’s written request, restore the surface of the land utilized which is no longer necessary to Operator’s operations. So far as is practicable, all pits will be filled, all surface areas will be leveled and there will be constructed such spreader dams and other soil conservation devises reasonably required to prevent damage from soil erosion. In conducting such restoration, Operator will employ reasonable and economically practical efforts to restore the affected area of the Lands to a condition as substantially similar to its prior condition as is reasonably practicable.

14.	Successors and Assigns. Operator shall have the right to transfer or assign this Agreement, whether in whole or in part, with the written permission of Surface Owner, which shall not be unreasonably withheld or delayed. The terms, covenants, and conditions herein shall run in favor of and be binding upon the Parties hereto and their respective heirs, beneficiaries, executors, administrators, successors, and assigns.

15.	Covenants Running with Lands. This Agreement and the rights granted to Operator hereunder shall constitute covenants and rights running with and binding upon the Lands.

16.	Memorandum. This Agreement shall not be placed of record without the prior written consent of Surface Owner. However, the Parties agree to execute and deliver a memorandum of this Agreement, as included as Exhibit “C” attached here and made a part of herein, which may be recorded by either Party, and which shall contain only a general reference to this Agreement and the rights and obligations contained herein.

17.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflicts of law principles that would otherwise require the application of the laws of any other jurisdiction; provided, however, that no law, theory, or public policy shall be given effect which would undermine, diminish, or reduce the effectiveness of the waiver of damages provided in Paragraph 18, it being the express intent, understanding, and agreement of the Parties that such waiver is to be given the fullest effect, notwithstanding the negligence (whether sole, joint, or concurrent), gross negligence, willful misconduct, strict liability, or other legal fault of any party. Venue for any claim or causes of action brought under this Agreement shall be in Tarrant County, Texas.

18.	Entire Agreement. This Agreement shall constitute the entire agreement of the Parties relating to the subject matter hereof and shall replace and supersede any and all prior negotiations, discussions, understandings, or agreements relating to the subject matter hereof.

19.	Amendments. This Agreement may not be amended or modified except by written instrument duly executed by both Parties.

20.	Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall constitute an original hereof, but all of which together shall constitute but one and the same instrument.

21.	No Partnership or Joint Venture. This Agreement shall not constitute a partnership or joint venture, nor shall it render the Parties jointly liable in any way or under any theory of law, the liabilities of each Party hereto being the sole liability of each Party, and not joint or collective. No party except Surface Owner and Operator and their respective successors and permitted assigns, shall have any legal or equitable rights, remedy, or claim under this Agreement.

22.	Severance Clause. If any provision of this Agreement is held to be partially or completely in violation of any law or regulation applicable hereto, this Agreement shall be deemed to be amended to the extent necessary to delete the provisions or portion thereof in violation of such law, order, directive, rule, or regulation. In the event any provision or portion thereof is so deleted, the remaining provisions of this Agreement, or portions thereof, shall remain in full force and effect.

23.	Taxes. OPERATOR agrees and convents that it will pay any taxes which may be levied upon or assessed against the structures, fixtures, or other equipment which may be built or installed on the premises by OPERATOR and that it will reimburse Surface Owner, if so requested, for any increase in taxes which may be levied upon or assessed against the surface of said land, but only to the extent such tax increase is due to Operator’s construction and installation of such structures, fixtures or equipment.

24.	Survival of Indemnity Obligations. All such indemnity obligations contained herein shall survive termination of this agreement.

25.	Audit and Inspection Rights. The Surface Owner shall have the right, at its own expense and upon providing at least 10 business days’ written notice to the Operator, to inspect and audit the Operator’s books, records, plans, surveys, contracts, and other documentation pertaining to the construction, installation, and use of Drilling Sites, Frac Ponds, Central Tank Battery Sites, Electric Lines, Flow Lines, and/or Access Roads on the Property. Such audit rights shall include, without limitation, the right to review and verify estimated quantities (as provided in any pre-construction plans or estimates) against actual as-built measurements, including but not limited to area sizes, lengths, depths, volumes, and locations, to identify any discrepancies and ensure compliance with the terms of this Agreement. The Operator shall provide at the Surface Owner’s request, as-built plats, surveys, or diagrams showing the final measurements and locations of the aforementioned facilities. Audits may be conducted no more than once per calendar year during the term of this Agreement and for one year thereafter. The Surface Owner or its authorized representatives (including independent auditors or surveyors) shall conduct such audits during normal business hours and in, a manner that does not unreasonably interfere with the Operator’s operations. All information obtained during an audit shall be kept confidential by the Surface Owner, except as required by law or to enforce rights under this Agreement. If an audit reveals discrepancies exceeding 10% between estimated and actual measurements, or any material non-compliance resulting in additional surface damage or compensation owed to the Surface Owner, the Operator shall reimburse the Surface Owner for the reasonable costs of the audit and promptly remedy the discrepancies including any additional payments due under this Agreement.

26.	Termination. For so long as the Operator and Surface Owner named in this Agreement own the same interests in the Lands owned at the time Operator and Surface Owner entered into this Agreement, the Parties shall each have the right to terminate this Agreement at any time, for any reason or no reason, by providing written notice to the other Party. Such termination shall become effective thirty (30) days after the date the other Party receives the notice, unless a shorter period is mutually agreed upon in writing by the Parties. Upon termination under this Section, the Operator shall cease all operations on the Surface Owner’s property as of the effective date of termination, or rely on other contract or property rights for continued access. Notwithstanding the foregoing, upon the occurrence of a Change of Control of either Party, the termination right set forth in this paragraph shall dissolve and no longer be available to either Party or their successors or assigns, as applicable. For purposes of this Agreement, a “Change of Control” shall occur if (i) a Party transfers all or substantially all of its ownership interest in the Lands, or (ii) the ownership of more than 50% of the equity interests in a Party changes, or if there is a change in the effective control of the operations and management of such Party. The Parties shall settle any outstanding payments or obligations accrued prior to the effective date of termination. This termination right shall not affect any rights or remedies available to either party for breaches occurring prior to termination.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Effective Date.

SURFACE OWNER

US Land Guild, LLC

By:	/s/ Jordan Barrett
Jordan Barrett, CFO

OPERATOR

Blackbeard Operating, LLC

By:	/s/ Kaleb Smith
Kaleb Smith, CEO

Exhibit “A”

[Omitted]

Exhibit “B”

[Omitted]

Exhibit “C”

[Omitted]